Exhibit 99.01
Diamond Foods reports record earnings during the
second quarter of Fiscal 2009
•	EPS grew 118% to $0.37 compared to $0.17 during the prior year’s quarter;

•	Net sales increased 13%, led by 27% growth in retail sales;
•	Strong Emerald and Pop Secret performance drove snack sales up 152%;
•	Gross margins benefited from a higher mix of retail sales, efficiency initiatives, lower input costs and greater snack scale;

•	Raising full-year EPS guidance by $0.02 per share to $1.27 to $1.34.
SAN FRANCISCO, CA., March 11, 2009 — Diamond Foods, Inc. (NASDAQ: DMND) today reported financial results for its second quarter of fiscal 2009.
Diluted earnings per share (EPS) for the three months ended January 31, 2009 grew 118 percent to $0.37 compared to guidance of $0.29 — $0.34, and $0.17 during the prior year’s comparable period. For the six months ended January 31, 2009, EPS grew 46 percent to $1.01 compared to $0.69 for the prior year’s comparable period. This year’s six month EPS included $0.03 in net non-recurring charges related to the early retirement of debt coinciding with the Pop Secret acquisition in the first fiscal quarter, partially offset by the sale of emission reduction credits. Without these non-recurring items, fiscal year-to-date non-GAAP EPS was $1.04, 51 percent above last year’s comparable period.
“Our strategy to invest in our brands, while lowering the company’s cost structure, enables us to deliver greater value to retail partners and consumers, which is critically important in today’s economy,” said Michael J. Mendes, President and CEO. “The attractive value proposition of our consumer franchise is driving strong growth and enabling us to achieve greater scale. Scale and a disciplined focus on efficiency allow us to increase full-year earnings guidance today.”
Net sales grew 13 percent to $150.6 million during the quarter compared to $133.8 million during the prior year’s comparable period. North American retail sales, which are the focus of the Company’s growth efforts, grew 27 percent as a result of a 152 percent increase in snack sales. For the six months ended January 31, 2009, net sales grew 9 percent to $346.1 million compared to $318.3 million for the prior year’s comparable period.

Recent Highlights
•	Grocery channel sales remain strong. For the 4-weeks ended January 24, Diamond’s culinary nut sales grew 13 percent in U.S. food stores, and should benefit in subsequent months as a result of being named the category manager at a major national grocery chain. Emerald’s grocery sales grew 11 percent during the 12-week period as a result of continued focus on improving distribution of core high-velocity items, and the positive market reception to new products such as Cocoa Roast Almonds and Sea Salt & Pepper Cashews.

•	In February, two new Emerald Dry Roasted Peanut items began shipping to test stores in the northeast. The new items contributed to share growth as reflected in preliminary February scanner data which indicates Emerald grew 19 percent and set a new market share record of 8 percent.

•	Emerald benefited from new distribution in the mass merchandise and club channels. Breakfast on the Go, 100-calorie pack snack packs and Cocoa Roast Almonds provided incremental business in the quarter.

•	New print ads featuring Emerald Cocoa Roast Almonds will run in women’s and health magazines from March through May, as well as in high traffic public venues in key metro markets. New “natural energy” television ads are scheduled to debut during NCAA March Madness.

•	Pop Secret sales in U.S. food stores for the 12-weeks ended January 24 grew 11 percent, and distribution held steady at 99 percent. As planned, the Company assumed full responsibility from General Mills for order management, production scheduling, distribution and customer remittances in February.

•	In late January, the Company raised EPS guidance for both the quarter and full fiscal year by $0.05 per share. Today, full-year guidance was raised by an additional $0.02 per share.

•	Free cash flow generation (net cash provided by operating activities less purchases of property, plant and equipment) of $67 million in the quarter resulted in a quarter-end leverage ratio of 1.9. The lower leverage ratio will reduce credit spreads to 150 basis points during the third fiscal quarter compared to spreads of 250 basis points during most of the first two fiscal quarters.

•	In January, the Company entered into a two-year $50 million interest rate swap at a fixed swap rate of 1.285 percent.

•	A quarterly dividend of $0.045 per share was paid on January 29, 2009 to shareholders of record as of January 19, 2009.

Financial Results
Net sales by product line were:

	Three months ended			Six months ended
	January 31,			January 31,
			% Prior			% Prior
(in thousands)	2009	2008	Year	2009	2008	Year

Culinary	$72,807	$72,293	1%	$162,007	$144,840	12%
Snack	49,296	19,572	152%	85,691	38,175	124%
In-shell	8,699	10,787	-19%	33,585	41,702	-19%

Total retail	130,802	102,652	27%	281,283	224,717	25%

Ingredient/Food Service	6,246	12,633	-51%	19,206	27,885	-31%
International	12,854	17,878	-28%	44,197	64,339	-31%
Other	686	635	8%	1,428	1,394	2%

Total non-retail	19,786	31,146	-36%	64,831	93,618	-31%

Total	$150,588	$133,798	13%	$346,114	$318,335	9%

For the three months ended January 31, 2009, gross profit as a percentage of net sales was 22.6 percent, a 580 basis point improvement over the prior year comparable period’s 16.8 percent. For the six months ended January 31, 2009, gross profit as a percentage of net sales was 21.7 percent, a 540 basis point improvement over the prior year comparable period’s 16.3 percent. These improvements reflect a more profitable product mix of retail sales, greater scale in our snack business, the net impact of normalizing input costs, manufacturing efficiency initiatives and the impact of eliminating low margin SKU’s in the snack, ingredient and international product lines.
For the three months ended January 31, 2009, selling, general and administrative expense (SG&A) was $15.9 million, level with the first fiscal quarter. For the six months ended January 31, 2009, SG&A was $31.7 million, and SG&A as a percentage of net sales was 9.2 percent compared to 6.9 percent during the prior year comparable period and 8.2 percent for the full year of fiscal 2008. The increases as a percentage of net sales were primarily driven by costs associated with retail sales being a larger percentage of our business and costs related to the Pop Secret acquisition.
For the three months ended January 31, 2009, advertising expense was $6.2 million compared to $7.4 million during the prior year period. For the six months ended January 31, 2009, advertising expense was $12.1 million compared to $11.8 million during the prior year period. Advertising expense is expected to be greater in the second half of the fiscal year reflecting planned spring and summer snack promotions.
As of January 31, 2009, total debt was $135.2 million, which was a $70.9 million reduction from the first fiscal quarter and reflects normal seasonal spending patterns and strong cash flow from operations.

Fiscal 2009 Outlook
Financial guidance for the full-year of fiscal 2009 ending July 31 was updated as follows:
•	Net sales of $535 million to $565 million;
•	Snack net sales of $175 million to $185 million;

•	Retail sales growth of between 18 percent and 22 percent;

•	Lower sales of bulk and ingredient nuts due to commodity deflation and shifting a portion of sales into the next fiscal year to optimize value;
•	Gross margin improvement of approximately 600 basis points, up from a 400 basis point improvement previously, resulting from a greater mix of higher-margin business, favorable input costs and efficiency initiatives;

•	Advertising expenditures of between $26 million and $29 million;

•	An effective tax rate of between 37 percent and 38 percent;

•	Capital spending of between $6 million and $8 million compared to $10 million to $13 million before;

•	EPS of $1.27 to $1.34, which excludes net non-recurring charges of about $0.03 per share. This range reflects an increase of $0.02 per share over the guidance communicated in January.
For the three months ending April 30, 2009, EPS is expected to be $0.11 to $0.14, which would represent growth of 57 percent to 100 percent.
Conference Call
Diamond will host an investor conference call and web cast today, March 11, 2009 at 1:30 p.m. Pacific Time, to discuss these results. To participate in today’s call via telephone dial 888-596-2572 from the U.S./Canada or 913-312-1480 elsewhere and enter a conference ID of 939-5904. In order to listen to the call over the internet, visit the Company’s website at www.diamondfoods.com and select “Investor Relations.”
Archived audio replays of the call will be available on the Company’s website or via telephone. The latter will begin approximately three hours after the call’s conclusion and remain available through midnight March 16, 2009. It can be accessed by dialing 888-203-1112 from the U.S./Canada or 719-457-0820 elsewhere. Both phone numbers require the conference ID listed above.

Financial Statements
Diamond’s financial results for the three and six months ended January 31, 2009 and 2008 were as follows:

	Three months ended		Six months ended
	January 31,		January 31,
(in thousands, except per share amounts)	2009	2008	2009	2008

Net sales	$150,588	$133,798	$346,114	$318,335
Cost of sales	116,622	111,371	271,079	266,359

Gross profit	33,966	22,427	75,035	51,976
Operating expenses:
Selling, general and administrative	15,914	10,441	31,686	21,829
Advertising	6,210	7,439	12,060	11,795

Total operating expenses	22,124	17,880	43,746	33,624

Income from operations	11,842	4,547	31,289	18,352
Interest expense	2,157	233	3,606	584
Other expense, net	—	—	898	—

Income before income taxes	9,685	4,314	26,785	17,768
Income taxes	3,541	1,640	9,945	6,752

Net income	$6,144	$2,674	$16,840	$11,016

Earnings per share:
Basic	$0.38	$0.17	$1.03	$0.69
Diluted	$0.37	$0.17	$1.01	$0.69
Shares used to compute earnings per share:
Basic	16,377	16,044	16,343	16,019
Diluted	16,687	16,101	16,672	16,048

	January 31,
(in thousands)	2009	2008

Cash & equivalents	$2,194	$58,963
Trade Receivables, net	47,981	32,707
Inventories	158,846	155,733
Current assets	219,587	254,634
PP&E, net	50,146	34,712
Other intangible assets, net	100,101	3,590
Goodwill	77,916	5,432
Current liabilities	176,973	141,871
Total debt	135,155	20,261

Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the six months ended January 31, 2009 and 2008.

	Six months ended
	January 31,
(in thousands)	2009	2008

Net sales	$346,114	$318,335
Cost of sales	271,079	266,359

Gross profit	75,035	51,976

Operating expenses:
Selling, general and administrative	31,686	21,829
Advertising	12,060	11,795

Total operating expenses	43,746	33,624

Income from operations	31,289	18,352
Interest expense	3,606	584
Other expense, net	—	—

Non-GAAP income before income taxes	$27,683	$17,768

Reconciliation of GAAP to non-GAAP financial information:

	Six months ended
	January 31,
(in thousands, except per share amounts)	2009	2008

GAAP income before income taxes	$26,785	$17,768
Adjustments to remove loss on extinguishment of debt and other credits	898	—

Non-GAAP income before income taxes	27,683	17,768

GAAP income taxes	9,945	6,752
Adjustment for tax effect of Non-GAAP adjustments	366	—

Non-GAAP income taxes	10,311	6,752

Non-GAAP net income	$17,372	$11,016

Non-GAAP EPS-diluted	$1.04	$0.69
Shares used in computing Non-GAAP EPS-diluted	16,672	16,048

About Diamond’s non-GAAP Financial Measures.
This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they exclude amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
•	An early termination fee of $2.6 million was incurred in connection with the prepayment of Senior Notes replaced by a new Credit Facility primarily used to finance the acquisition of Pop Secret. Diamond excluded this charge because it is non-recurring and is not indicative of ongoing operations.

•	A $1.7 million gain on the sale of emission reduction credits that were primarily earned as a result of the closure of the Company’s cogeneration power facility in 2005. Diamond excluded this gain since it is non-recurring in nature and is not reflective of the operating results on an ongoing basis.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s Investor Relations Department.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond®, Emerald® and Pop Secret® brands.
Contact:

Bob Philipps
VP, Treasury & Investor Relations
415.445.7426
bphilipps@diamondfoods.com
Corporate Web Site: www.diamondfoods.com
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